UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 28, 2008 (March 26, 2008)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Florida	333-132119	59-1944687
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People's Republic of China
(Address of Principal Executive Offices)

(+86) 755 -8370-8333
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2008, the Board of Directors of China Public Security Technology, Inc. (the "Company"), increased the size of the Board of Directors of the Company from four to five members and appointed Mr. Sean Shao as a director of the Company to fill the vacancy created by such increase, effective as of April 1, 2008. Mr. Shao will serve on the Board of Directors as an "independent director," as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. A copy of the press release announcing such appointment is attached to this report as Exhibit 99.1.

On March 27, 2008, Mr. Shao also entered into the Company’s form of Independent Director Agreement and form of Indemnification Agreement. Under the terms of the Independent Director Agreement, the Company agreed to pay Mr. Shao an annual salary of $18,000 as compensation for the services to be provided by him as a director. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Shao against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by Mr. Shao in connection with any proceeding if Mr. Shao acted in good faith and in the best interests of the Company. This brief description of the terms of the Independent Director Agreement and Indemnification Agreement is qualified by reference to the provisions of the forms of agreements filed as Exhibits 10.1 and 10.2, respectively, to the Company’s current report on Form 8-K filed on August 16, 2007.

SEAN SHAO. Mr. Shao has been serving as Chief Financial Officer of Trina Solar Limited since August 2006, where he assisted it in listing on the NYSE in December 2006. Previously he was the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006 and was the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company, from August 2004 to September 2005. He was previously a senior manager at Deloitte Touche Tohmatsu CPA Ltd., Beijing from October 1998 to July 2004 and an assistant manager at Deloitte & Touche Toronto from December 1994 to November 1997. Mr. Shao received his Master’s degree in Health Care Administration from the University of California at Los Angeles in 1988 and his Bachelor’s degree in Art from East China Normal University in 1982. Mr. Shao is an associate member of the American Institute of Certified Public Accountants.

There are no arrangements or understandings between Mr. Shao and any other persons pursuant to which he was selected as a director. There are no transactions between the Company and Mr. Shao that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01

Other Events.

On March 26, 2008, the Chief Executive Officer of the Company, Jiang Huai Lin, entered into a purchase agreement (the "Purchase Agreement") with certain accredited investors (collectively, the "Investors") pursuant to which Mr. Lin agreed to transfer and sell to the Investors 1,070,000 shares of the Company’s common stock owned by him (the "Shares"), for an aggregate purchase price of $4,280,000, or $4.00 per share. The Company was a party to the Purchase Agreement for the purpose of providing certain representations and warranties about the Company and the Shares. The parties consummated the transactions contemplated by the Purchase Agreement on March 28, 2008. As a condition to the Purchase Agreement, the Company also entered into a registration rights agreement (the "Registration Rights Agreement") with the Investors, pursuant to which, among other things, the Company agreed to register the Shares within a pre-defined period. There are no liquidated damages associated with the Company’s failure to timely register the Shares.

Mr. Lin delivered the proceeds from the sale of the Shares to the Company to cover approximately $4.1 million in losses realized by the Company in connection with its investment in certain equity-linked notes ("ELNs"). The ELNs were liquidated by the Company on March 25, 2007, the Company’s cash has been deposited in straight interest bearing accounts and no additional losses will accrue in connection with the investment. In addition, the investment loss did not impact the Company’s 2007 operating results and will not impact its 2008 operating results.

Mr. Lin will not receive any shares of the Company’s common stock, other securities or other consideration for this capital contribution to the Company and he has waived any and all rights that he may have to make a claim against the Company for any such shares, securities or other consideration in the future.

This brief description of the terms of the Purchase Agreement and the Registration Rights Agreement is qualified by reference to the provisions of the agreements attached to this report as Exhibits 10.1 and 4.1, respectively.

Item 9.01 Financial Statement and Exhibits.

(d)     Exhibits.

Number	Description

4.1	Form of Registration Rights Agreement, dated March 26, 2008.
10.1	Form of Securities Purchase Agreement, dated March 26, 2008.
99.1	Press Release, dated March 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Jiang Huai Lin
Dated: March 28, 2008	President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

4.1	Form of Registration Rights Agreement, dated March 26, 2008.
10.1	Form of Securities Purchase Agreement, dated March 26, 2008.
99.1	Press Release, dated March 28, 2008.